Exhibit 17.1
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                         LETTER OF DIRECTOR RESIGNATION



                                            February 3, 2003



Mr. David Groen
President
Groen Brothers Aviation Inc.
2640 West California Avenue, Suite A
Salt Lake City, Utah 84104

Dear David,

         In order to better discharge my new responsibilities as President and sole Board Member of our subsidiary, American Autogyro Incorporated (AAI), I request the following:

1. That, effective 3 February, 2003, I be relieved of my duties as a Director and Officer of Groen Brothers Aviation, and Groen Brothers Aviation USA

2. That I continue to provide management and leadership to the Manufacturing, Engineering, Marketing, Quality, and Product Support departments at GBA USA, as the head of Operations. I will assume whatever title that you or the Board deem appropriate.

3.       That I continue to serve as the President and Board Member of AAI.

4. That the departments of: Sales, Human Resources, and Administration be transferred out of Operations to wherever you or the Board deem appropriate.

         Your consideration in this matter is greatly appreciated.

Sincerely,


James P. Mayfield III